Midwest Express Holdings, Inc.
                                                6744 South Howell Avenue
                                                Oak Creek, Wisconsin  53154-1402
                                                414-570-4000
                                                www.midwestairlines.com
                                                Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782
                 or cskornic@midwestairlines.com

Analyst/Investor Inquiries: Dennis O'Reilly, 414-570-3954 or
                            doreilly@midwestairlines.com

FOR IMMEDIATE RELEASE
March 14, 2003


                            MIDWEST EXPRESS HOLDINGS
                    CONTINUES AIRCRAFT FINANCING NEGOTIATIONS

Milwaukee, Wisconsin, March 14, 2003 - Midwest Express Holdings, Inc. met yesterday with aircraft lessors and debt providers to present a restructuring proposal regarding obligations on the financed portion of the airline holding company's fleet. Last week, the company announced a 100-day suspension of aircraft lease and debt payments to provide it the opportunity to renegotiate the obligations to bring them in line with market conditions and better reflect the reduced market values of the aircraft.

The discussions are part of Midwest Express Holdings' comprehensive strategic plan to achieve savings of more than $4 million monthly, with restructuring of aircraft-related obligations constituting a part of the targeted savings. As of March 13, the company had an unrestricted cash position of approximately $31 million.

Robert S. Bahlman, senior vice president and chief financial officer, said after the first meeting that the parties were engaged in meaningful discussions, and that the company is hopeful they will reach a mutually agreeable resolution in due course. In the meantime, he said, the company continues to pay other financial obligations in full and on time.

"Midwest Airlines and Midwest Connect are continuing to operate as scheduled, with no interruption in service," Bahlman reassured passengers. "Customers can purchase tickets or redeem their frequent flyer awards with confidence, knowing we have no expectation that our ability to continue operating will change."






                                    - MORE -

Midwest Airlines
Add -1-

Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. - its wholly owned subsidiary - operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 51 cities. More information is available at www.midwestairlines.com.

                                       ###


This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, the meeting of certain financial covenants, terrorist attacks or fear of terrorist attacks, and war or the threat of war.